UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2013

ONYX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-28298	94-3154463
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

249 East Grand Avenue

South San Francisco, California 94080

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 266-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02                         RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On July 31, 2013, Bayer HealthCare Pharmaceuticals Corporation, or Bayer, announced net sales of Nexavar for the quarter ending June 30, 2013 of €200 million as compared to €195 million in the same period in 2012. In addition, Bayer announced net sales of Stivarga for the quarter ending June 30, 2013 of €47 million. Stivarga received marketing approval in the U.S. by the FDA on September 27, 2012. Nexavar and Stivarga sales are translated into U.S. dollars based on an average exchange rate over the period. The approximate average exchange rates for the quarters ending June 30, 2013 and 2012 were $1.31 and $1.28 for €1, respectively. Under the Collaboration Agreement between Bayer and Onyx, Bayer and Onyx share profits from global Nexavar sales, except in Japan where Bayer receives all proceeds on Nexavar net sales. Onyx receives a 20% royalty on Bayer’s worldwide net sales of Stivarga in jurisdictions that have received commercial marketing approval. Stivarga is a Bayer compound developed by Bayer and jointly promoted by Bayer and Onyx in the United States.

This information in this Item 2.02, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Onyx Pharmaceuticals, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2013	ONYX PHARMACEUTICALS, INC.

	By:	/s/ Matthew K. Fust
Matthew K. Fust
Executive Vice President and Chief Financial Officer

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